Exhibit 99.1
rue21, inc. Announces Fourth Quarter Fiscal 2009 Financial Results
Fourth Quarter Net Income Increased 68%
Fourth Quarter Total Sales increased 30%
Fourth Quarter EPS of $0.32
Fourth Quarter Adjusted EPS of $0.36
Full Year 2009 Net Income Increased 74%
Warrendale, PA — March 16, 2010 — rue21, inc. [NASDAQ: rue] today announced financial results for the fourth quarter and fiscal year ended January 30, 2010.
Highlights for the fourth quarter of fiscal 2009:
•	Net sales increased 30.5% to $155.4 million, compared to $119.1 million for the fourth quarter of fiscal 2008.

•	Comparable-store sales increased by 8.6% over the fourth quarter of fiscal 2008.

•	Selling, general and administrative expenses increased 38% from the fourth quarter of fiscal 2008 to $37.9 million, which included a non-recurring termination fee of $1.5 million paid to Apax Partners to end the financial advisory services agreement that had been in place.

•	Operating margin increased to 8.3% for the fourth quarter of fiscal 2009 from 6.4% for the fourth quarter of fiscal 2008, driven primarily by gross margin expansion of 340 bps. Without the non-recurring termination fee, the operating margin would have been 9.2%.

•	Diluted earnings per share were $0.32 on net income of $7.7 million for the fourth quarter of fiscal 2009 compared to diluted earnings per share of $0.20 on net income of $4.6 million for the fourth quarter of fiscal 2008. Adjusted for the non-recurring termination fee, diluted EPS were $0.36.

•	Average diluted shares outstanding were 24.3 million for the fourth quarter of fiscal 2009 versus 22.8 million for the fourth quarter of fiscal 2008.

•	During the fourth quarter of fiscal 2009 the Company opened three stores, closed two stores, and ended with 535 stores.
Highlights for the fiscal 2009 year:
•	Net sales for fiscal 2009 increased 34.3% to $525.6 million from $391.4 million for fiscal 2008.

•	Comparable-store sales for fiscal 2009 increased 7.8% on top of a 3.7% increase in fiscal 2008.

•	Operating margin for the year increased to 7.0% from 5.7% in fiscal 2008.

•	Diluted earnings per share for fiscal 2009 were $0.96 on net income of $22.0 million compared to diluted earnings per share of $0.55 on net income of $12.6 million for fiscal 2008.

•	In fiscal 2009, the Company opened 88 stores and closed 2, and ended the year with 535 stores.
Bob Fisch, rue21’s President and CEO, stated: “rue21 is off to a good start as a public company, and the management team is focused on delivering consistent growth and results. We continue to feel very good about how we are positioned in the marketplace including our presence in small and middle market communities and our speed-to-market merchandise strategy. We are confident that our class of 100 new stores in 2010 will meet our high productivity and profitably expectations. I once again want to thank the entire rue21 team for their hard work and effort in 2009, and for their dedication toward elevating our business again in 2010.”

Balance sheet highlights as of January 30, 2010:
•	Cash and cash equivalents increased to $26.8 million as of January 30, 2010, as compared to $4.6 million January 31, 2009 as a result of an increase in operating cash flows of $11.9 million and the receipt of proceeds of $24.7 million net of expenses from the Company’s November initial public offering (IPO).

•	All amounts outstanding under the Company’s senior secured credit facility were repaid from the IPO proceeds and availability under the senior secured credit facility was $85.0 million at January 30, 2010.

•	Inventories at the end of fiscal 2009 were $72.7 million, or up 8.8% compared to $66.8 million at the end of fiscal 2008. Inventory per sq ft at the end of fiscal 2009 declined 11% compared to the end of fiscal 2008.
Outlook:
For fiscal 2010, the Company currently expects diluted earnings per share to be in the range of $1.08 to $1.13 as compared to $0.96 in fiscal 2009. This is based on 25.1 million average diluted shares expected for fiscal 2010 as compared to 23.0 million average diluted shares in fiscal 2009. For the first quarter, the Company currently expects diluted earnings per share to be in the range of $0.16 to $0.18 as compared to $0.13 in the first quarter of fiscal 2009. This is based on 25.1 million average diluted shares expected for the first quarter of fiscal 2010 as compared to 23.0 million average diluted shares for the first quarter of fiscal 2009. The Company currently expects a mid-single digit comparable store sales increase in the first quarter of fiscal 2010.
Conference Call Information
A conference call to discuss fourth quarter and fiscal 2009 financial results is scheduled for today, March 16, 2010 at 4:30 PM Eastern Time. To participate, dial toll-free 1-888-801-6497 or 1-913-905-3226 (international). The conference call will also be webcast live at www.rue21.com under the Investor Relations section. A replay of this call will be available on the Investor Relations section of the Company’s website, www.rue21.com, within two hours of the conclusion of the call and will remain on the website for ninety days.
About rue21, inc.
rue21 is a leading specialty apparel retailer offering exclusive branded merchandise and the newest trends at a great value. At the end of the fourth quarter of fiscal 2009, rue21 operated 535 stores in 43 states. Learn more at www.rue21.com.
Forward-Looking Statements:
Certain statements herein, including statements relating to future store openings and growth strategies, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation
Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, consumer spending, our ability to effectively identify and respond to changing fashion trends, our ability to compete with other retailers, our strategy and expansion plans, implementation of systems upgrades, reliance on key personnel, trade restrictions, events that may affect our vendors or their ability to finance their operations, availability of suitable new store locations and other factors which are set forth in the Company’s Prospectus and in all filings with the SEC made by the Company subsequent to the filing of the Prospectus. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures
Management has presented its operating results in accordance with GAAP and on an “adjusted” (or non-GAAP) basis for the thirteen weeks and fiscal year ended January 30, 2010. The Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The Company uses these non-GAAP financial measures in connection with assessing its financial performance. These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP. Further, our reconciliations of GAAP to “adjusted” operating results, which are included on the attached tables, are presented to facilitate a reader’s understanding of the impact of the various adjustments to our GAAP operating results, individually and in the aggregate, and are not intended to place any undue prominence on our adjusted operating results.
Contact:
Joseph Teklits
ICR, Inc
203-682-8200
jteklits@icrinc.com

rue21, inc. and subsidiary
Consolidated Statements of Income

	Thirteen Weeks Ended
	January 30,	January 31,
	2010	2009
	(in thousands, except per share data)
	(unaudited)

Net sales	$155,386	$119,113
Cost of goods sold (includes certain buying, occupancy and distribution center expenses)	99,961	80,633

Gross profit	55,425	38,480

Selling, general, and administrative expense	37,862	27,535
Depreciation and amortization expense	4,703	3,287

Income from operations	12,860	7,658

Interest expense, net	99	218

Income before income taxes	12,761	7,440

Provision for income taxes	5,040	2,842

Net income	$7,721	$4,598

Basic income per common share	$0.33	$0.21
Diluted income per common share	$0.32	$0.20

Weighted average basic common shares outstanding	23,530	22,046
Weighted average diluted common shares outstanding	24,281	22,846

rue21, inc. and subsidiary
Consolidated Statements of Income

	Fiscal Year Ended
	January 30,	January 31,
	2010	2009
	(in thousands, except per share data)
	(unaudited)

Net sales	$525,600	$391,414
Cost of goods sold (includes certain buying, occupancy and distribution center expenses)	337,693	257,853

Gross profit	187,907	133,561

Selling, general, and administrative expense	134,078	99,886
Depreciation and amortization expense	16,898	11,532

Income from operations	36,931	22,143

Interest expense, net	532	1,477

Income before income taxes	36,399	20,666

Provision for income taxes	14,382	8,027

Net income	$22,017	$12,639

Basic income per common share	$0.99	$0.58
Diluted income per common share	$0.96	$0.55

Weighted average basic common shares outstanding	22,267	21,914
Weighted average diluted common shares outstanding	23,037	22,814

rue21, inc. and subsidiary
Consolidated Balance Sheets

	January 30,	January 31,
	2010	2009
	(in thousands, except per share data)
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$26,751	$4,611
Accounts Receivable	3,834	2,527
Merchandise inventory, net	72,693	66,838
Prepaid expenses and other current assets	6,783	6,637
Deferred tax assets	4,286	3,135

Total current assets	114,347	83,748

Property and equipment, net	73,147	56,687

Other assets	937	765

Total assets	$188,431	$141,200

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$59,963	$60,449
Accrued expenses and other current liabilities	19,893	14,969
Accrued payroll and related taxes	10,486	7,532
Accrued income and franchise taxes	2,401	—

Total current liabilities	92,743	82,950

Long-term liabilities:
Long-term debt	—	19,476
Deferred rent, tenant allowances and other long-term liabilities	23,991	18,440
Deferred tax liabilities	4,249	1,941
Total long-term liabilities	28,240	39,857

Total liabilities	120,983	122,807

Commitments and Contingencies

Stockholders’ equity:

Common stock— par value $0.001 per share; 200,000 shares authorized; 24,237 shares issued and outstanding at January 30, 2010, par value $0.004 per share; 50,000 shares authorized; 22,090 shares issued and outstanding at January 31, 2009	24	88
Additional paid in capital	27,115	13
Retained earnings	40,309	18,292

Total stockholder’s equity	67,448	18,393

Total liabilities and stockholders’ equity	$188,431	$141,200

rue21, inc. and subsidiary
Reconciliation of GAAP Earnings to Adjusted Earnings
(in thousands, except per share data)
(unaudited)

	Thirteen Weeks Ended January 30, 2010
	GAAP	Adjustments (1)	As Adjusted

Income from Operations	$12,860	1,500	$14,360
Interest expense, net	99		99

Income before income taxes	12,761		14,261
Provision for income taxes	5,040	593	5,633

Net income	$7,721		$8,628

Basic income per common share	$0.33		$0.37
Diluted income per common share	$0.32		$0.36

Weighted average basic common shares outstanding	23,530		23,530
Weighted average diluted common shares outstanding	24,281		24,281

	Fiscal Year Ended January 30, 2010
	GAAP	Adjustments (1)	As Adjusted (1)

Income from Operations	$36,931	1,500	$38,431
Interest expense, net	532		532

Income before income taxes	36,399		37,899
Provision for income taxes	14,382	593	14,975

Net income	$22,017		$22,924

Basic income per common share	$0.99		$1.03
Diluted income per common share	$0.96		$1.00

Weighted average basic common shares outstanding	22,267		22,267
Weighted average diluted common shares outstanding	23,037		23,037
(1) — In connection with the Company’s initial public offering on November 13, 2009, the letter agreement with Apax Partners L.P. (“Apax”) to provide financial advisory services to the Company was terminated and Apax received a one-time termination fee of $1,500, which the Company has included in selling, general and administrative expenses in the presentation of GAAP earnings. The Company excluded this one-time termination fee from income from operations in the presentation of adjusted earnings for the thirteen weeks and fiscal year ended January 30, 2010. The related income tax effect of this adjustment was computed at the Company’s effective tax rate of 39.5% for both the thirteen weeks and fiscal year ended January 30, 2010.